EXHIBIT 99.1

IAC/InterActiveCorp

Thomas McInerney to succeed Dara Khosrowshahi as IAC CFO

New York, NY – November 16, 2004 – IAC/InterActiveCorp announced today that Thomas J. McInerney, currently CEO of HSN and IAC Electronic Retailing, will succeed Dara Khosrowshahi as IAC’s Chief Financial Officer on January 1, 2005.  The Company announced last week that Mr. Khosrowshahi, currently IAC’s CFO, will succeed Erik Blachford as President and CEO of IAC Travel. The transition will occur over the coming weeks, and will be final by year-end.

Barry Diller, Chairman and CEO of IAC, said: “The value of any company is in its ability to fill senior positions internally... our peoplepower is one of our core strengths – last week we announced that Dara Khosrowshahi would replace Erik Blachford and today it’s that Tom McInerney will become our CFO. He has all the right experience for this position, including strong service as CFO of a public company at Ticketmaster, and successful operating experience at one of our core businesses. Electronic Retailing and its principal business HSN have begun to consistently perform under his leadership and his very talented colleagues, beginning with Marty Nealon, President of HSN-US. Mr. McInerney will continue his current Electronic Retailing responsibilities until a replacement is named.”

About Thomas J. McInerney

Thomas J. McInerney was named CEO of IAC/InterActiveCorp’s HSN and Electronic Retailing group in January 2003. In this capacity, Mr. McInerney oversees HSN, HSN.com, America’s Store, Improvements, Home Shopping Europe, Euvía in Germany, as well as IAC’s television shopping interests in Shop Channel in Japan and TVSN in China. From May 1999 to January 2003, Mr. McInerney was Executive Vice President and Chief Financial Officer of Ticketmaster, the world’s leading ticketing and access business. At Ticketmaster, he was responsible for all financial operations of the company including SEC reporting, planning and budgeting, financial analyst and shareholder relations, and tax. He also had responsibility for the company’s human resources efforts and worked closely with the business development team on strategic planning and acquisitions. Prior to joining Ticketmaster, Mr. McInerney spent 11 years as an investment banker at Morgan Stanley, most recently as a Principal, working with a wide variety of public companies in the consumer, industrial and service industries, advising on capital raising and mergers and acquisitions. Mr. McInerney holds an MBA from Harvard and a BA from Yale.

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About IAC/InterActiveCorp

IAC/InterActiveCorp (NASDAQ: IACI) operates leading and diversified businesses in sectors being transformed by the internet, online and offline... our mission is to harness the power of interactivity to make daily life easier and more productive for people all over the world.

IAC consists of IAC Travel, which includes Expedia, Hotels.com, Hotwire, Interval International, Classic Custom Vacations and Expedia Corporate Travel; HSN; Ticketmaster, which oversees ReserveAmerica; Match.com; Precision Response Corporation; IAC Local and Media Services, which includes Citysearch, Evite, Entertainment Publications, TripAdvisor and ServiceMagic; IAC Financial Services and Real Estate, which includes LendingTree, RealEstate.com, GetSmart, and Domania; and IAC Interactive Development which includes ZeroDegrees.  http://iac.com

Contact Information:

IAC Corporate Communications
Deborah Roth / Andrea Riggs

(212) 314-7254 / 7280

IAC Investor Relations

Roger Clark / Lauren Porat

(212) 314-7400